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                                                                    EXHIBIT 3.25

                           CERTIFICATE OF AMENDMENT OF

                          ARTICLES OF INCORPORATION OF

                             CHRISTIE ELECTRIC CORP.

          Michael J. Fourticq and Kenton Van Harten hereby certify that:

          1. They are the chairman of the board and the secretary, respectively, of Christie Electric Corp., a California corporation (the "Corporation").

          2. The Articles of Incorporation of the Corporation are amended to revise Article IV to read in its entirety as follows:

                                       "IV

               The corporation is authorized to issue two classes of shares designated as 'Common Stock' and 'Preferred Stock,' respectively. The number of shares of Common Stock authorized to be issued is 100,000,000 and the number of shares of Preferred Stock authorized to be issued is 2,000,000. Upon the filing of this amendment to the corporation's articles of incorporation, each outstanding share of Common Stock shall be split up and converted into ten shares of Common Stock."

          3. The foregoing amendment has been duly approved by the board of directors.

          4. Because the foregoing amendment to the Articles of Incorporation effects a stock split and the Corporation. has only one class of stock outstanding, shareholder approval of the foregoing amendment of the Articles of Incorporation is not required pursuant to Section 902(c) of the California Corporations Code.

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          We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: September 29, 1993

                                                /s/ Michael J. Fourticq
                                                --------------------------------
                                                Michael J. Fourticq
                                                Chairman of the Board


                                                /s/ Kenton Van Harten
                                                --------------------------------
                                                Kenton Van Harten
                                                Secretary

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